Exhibit 10.2

Schedule of Executive Officer Compensation

Set forth below is a description of the compensation that the Board of Directors of Vital Images, Inc. determined to pay to its named executive officers (defined in Item 402(a)(3) of Regulation S-K) in their current positions for the year ending December 31, 2005.

Name	2005 Base Salary(1)	Securities Underlying 2005 Stock Option Awards(#)(2)	Securities Underlying 2005 Restricted Stock Awards(#)(3)
Jay D. Miller, President and Chief Executive Officer	$240,000	10,000	1,000
Philip I. Smith, Vice President — Marketing and Corporate Development	$169,000	20,000	1,500
Steven P. Canakes, Vice President — Sales	$161,000	3,000	1,000
Stephen S. Andersen, Vice President — Engineering	$140,000	10,000	1,500
Jeremy A. Abbs, Vice President — Quality and Customer Satisfaction	$144,000	5,000	1,500
Vincent J. Argiro — Chief Technology Officer	$128,000	2,000	1,000

(1)  In addition, each Executive Officer can earn a bonus in an amount equal to up to 50% of his base salary (60% in the case of the President and Chief Executive Officer).  Of the total amount of the potential bonus, 45% is based on the Company achieving revenue targets, 30% is based on the Company achieving certain levels of income before taxes and employment benefit costs, and 25% is based on the achievement of individual goals and objectives.  All Executive Officer bonuses are subject to the discretion of the Board.

(2)  Under the Vital Images, Inc. 1997 Stock Option and Incentive Plan, each Executive Officer has been granted stock option awards for the number of shares noted.  Stock option awards vest at 28% in the first year from the grant date, and 2% per month thereafter.  The stock options have a term expiring on February 15, 2013, and the $15.40 per share exercise price of the options is equal to the fair market value of the Company’s common stock on the date each option was granted.

(3)   Under the Vital Images, Inc. 1997 Stock Option and Incentive Plan, each Executive Officer has been granted restricted stock awards for the number of shares noted.  Restricted stock awards vest as to 25% of the number of shares subject to the restricted stock award per year, beginning one year from the date of grant and continuing until four years from the date of grant.

65